SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


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                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): September 24, 2002


                          Cox Communications, Inc.

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          (Exact name of registrant as specified in its charter)



    Delaware                     1-6590                      58-2112288

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(State or other               (Commission                  (I.R.S. Employer
jurisdiction of                File Number)                 Identification No.)
incorporation)



              1400 Lake Hearn Drive
              Atlanta, Georgia                                 30319

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          (Address of principal executive offices)            (Zip Code)



                               (404) 843-5000

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               (Registrant's telephone number, including area code)





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Item 5.       Other Events.

              Cox @Home, Inc., a wholly-owned subsidiary of Cox, is a shareholder of At Home Corporation, also called Excite@Home, a provider of high-speed Internet access and content services, which filed for bankruptcy protection in September 2001. As previously disclosed, certain Excite@Home creditors have threatened to pursue purported claims against Cox, Comcast Corporation and AT&T Corp.
         On September 24, 2002, a committee of bondholders of Excite@Home sued Cox, Cox @Home and Comcast, among others, in the United States District Court for the District of Delaware. The suit alleges the realization of short-swing profits under Section 16(b) of the Securities Exchange Act of 1934 from purported transactions relating to Excite@Home common stock involving Cox, Comcast and AT&T, and purported breaches of fiduciary duty. The suit seeks disgorgement of short-swing profits allegedly received by the Cox and Comcast defendants totaling at least $600.0 million, damages for breaches of fiduciary duties in an unspecified amount, attorneys fees, pre-judgment interest and post-judgment interest. Cox and Cox @Home intend to defend this action vigorously. The outcome cannot be predicted at this time.

              On September 26, 2002, Cox redeemed its senior notes held by Cox RHINOS Trust, which, in turn, resulted in Cox RHINOS Trust repurchasing all of the outstanding RHINOS. As disclosed in Cox's prospectus supplement dated September 17, 2002, Cox used a portion of the proceeds from the sale of its 7.125% notes to pay the net redemption price of $502.6 million, which amount included interest accrued to the redemption date.


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                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          COX COMMUNICATIONS, INC.
Date:  September 26, 2002                 By:  /s/ Jimmy W. Hayes

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                                          Jimmy W. Hayes  Executive Vice
                                          President, Finance  and Chief
                                          Financial Officer